Exhibit 10.56

EXECUTION VERSION

$65,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

AMONG

JAZZ PHARMACEUTICALS, INC. AND

JPI COMMERCIAL, LLC,

AS THE BORROWERS,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

SILICON VALLEY BANK,

AS ADMINISTRATIVE AGENT, ISSUING LENDER AND SWINGLINE LENDER

DATED AS OF JUNE 28, 2010

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(continued)

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(continued)

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(continued)

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(continued)

Schedules

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens

Exhibits

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibit F:	Form of Tax Certificate
Exhibit G:	Form of Addendum
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit H-3:	Form of Term Loan Note
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Form of Collateral Information Certificate
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	Form of Notice of Conversion/Continuation
Exhibit M:	Form of Flow of Funds Agreement

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CREDIT AGREEMENT (this “Agreement”), dated as of June 28, 2010, among JAZZ PHARMACEUTICALS, INC., a Delaware corporation (“JPI” or the “Administrative Borrower”), JPI COMMERCIAL, LLC, a Delaware limited liability company (“JPIC” and, together with the Administrative Borrower, each a “Borrower” and, collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and SILICON VALLEY BANK (“SVB”), as administrative agent, issuing lender and swingline lender (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrowers desire to obtain financing on a joint and several basis in order to refinance each of the Existing Notes and the Existing Revolver, as well as for working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $65,000,000, consisting of a term loan facility in the aggregate principal amount of $50,000,000 and a revolving loan facility in an aggregate principal amount of up to $15,000,000;

WHEREAS, each Borrower has agreed to secure the joint and several Obligations of the Borrowers hereunder by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrowers and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible). Unless otherwise stated, the term “Account Debtor”, when used herein, shall mean an Account Debtor in respect of an Account of the Administrative Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account”, when used herein, shall mean an Account of the Administrative Borrower.

“Addendum”: an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Administrative Borrower”: as defined in the preamble hereto.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan, initially 5.00% per annum in the case of Eurodollar Loans, and 2.50% per annum in the case of ABR Loans; provided, that commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Administrative Borrower and its Subsidiaries in respect of the fiscal quarter of the Borrowers ending December 31, 2010, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

TERM LOANS, REVOLVING LOANS AND SWINGLINE LOANS

Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans (including Swingline Loans)
≤ 1.00:1.00	3.00%	1.00%
> 1.00:1.00 but ≤ 1.50:1.00	4.00%	1.50%
> 1.50 1.00	5.00%	2.50%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Approved Partnership and Collaboration Arrangements”: any collaborative arrangement, licensing agreement, joint venture or partnership providing for the research, development or commercial exploitation of Intellectual Property, compounds, products or services, including, without limitation, (1) any grant to any entity engaged in the pharmaceutical or biotechnology industry of a Permitted IP License or option to obtain a Permitted IP License to any of the Group Members’ Intellectual Property or other assets for the purpose of such research, development or commercial exploitation, and (2) any grant of a Permitted IP License or option to obtain a Permitted IP License to, or the sale or other transfer of, any Group Member’s Intellectual Property or other assets to any entity that intends to research, develop or commercialize products or services covered by such Intellectual Property or embodying or arising from such other assets, whether directly or through a Group Member or another entity.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a) through (h) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments of all Lenders in effect at such time, and (ii) the Borrowing Base in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time; provided that for purposes of calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount equal at such time to the product of 80% and the book value of the Administrative Borrower’s Eligible Accounts, less any Reserves established by the Administrative Agent at such time.

“Borrowing Base Certificate”: a certificate to be executed and delivered from time to time by the Administrative Borrower, substantially in the form of Exhibit I.

“Borrowing Date”: any Business Day specified by the Administrative Borrower as a date on which the Administrative Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“California UCC”: the Uniform Commercial Code as in effect from time to time in the State of California.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lender (as applicable) and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and, (ii) as applicable, the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Kohlberg Kravis Roberts & Co. L.P. and its Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 30% or more of the ordinary voting power for the election of directors of the Administrative Borrower (determined on a fully diluted basis); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Administrative Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) at any time, the Administrative Borrow shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of JPIC, free and clear of all Liens (except Liens not prohibited by the Loan Documents).

“Closing Date”: as defined in Section 5.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral”.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Administrative Borrower pursuant to Section 5.1, substantially in the form of Exhibit J.

“Commitment”: as to any Lender, the sum of the Term Commitment, the L/C Commitment (which is a sublimit of Revolving Commitment) and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.750% per annum; provided, that commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Administrative Borrower and its Subsidiaries in respect of the fiscal quarter of the Borrowers ending December 31, 2010, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), “Commitment Fee Rate” shall mean the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Commitment Fee Rate
≤ 1.00:1.00	0.500%
> 1.00:1.00 but ≤ 1.50:1.00	0.625%
> 1.50:1.00	0.750%

“Commitment Letter”: the Commitment Letter, dated June 9, 2010, between the Administrative borrower and the Administrative Agent.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of such Person and its Subsidiaries) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries, provided that Consolidated Capital Expenditures shall not include (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (b) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Consolidated EBITDA”: with respect to the Administrative Borrower and its Subsidiaries for any period, (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) stock compensation expense and other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (ii) the sum, without duplication of the amounts for such period of other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Fixed Charge Coverage Ratio”: with respect to the Administrative Borrower and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA for such period minus Consolidated Capital Expenditures made or incurred during such period by the Administrative Borrower and its Subsidiaries (to the extent not already incurred in a prior period), to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to the Administrative Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period by the Administrative Borrower and its Subsidiaries on account of principal of Indebtedness of the Administrative Borrower and its Subsidiaries (including scheduled principal payments in respect of the Term Loans but, for the avoidance of doubt, excluding Loans to the extent the Borrowers have the right to continue or convert such Loans pursuant to Section 2.13), and (c) the portion of taxes based on income actually paid in cash by the Administrative Borrower and its Subsidiaries during such period.

“Consolidated Funded Indebtedness”: as of any date of determination, for the Administrative Borrower and its Subsidiaries, (a) all Indebtedness of such Persons for borrowed money as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness whether or not required to be paid within one year from the date of its creation, (b) Indebtedness of such Persons in respect of the Loans, and (c) the USAO Settlement Obligations.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Administrative Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Administrative Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP but excluding non-cash interest expense to the extent relating to previously paid fees which are being amortized).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Funded Indebtedness on such day, to (b) Consolidated EBITDA for such period; provided that for purposes of this definition, Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Administrative Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or one of a Borrower’s respective Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Declined Amount”: as defined in Section 2.12(f).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans (including Swingline Loans) or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate”: as defined in Section 2.15(c).

“Deferred Revenue”: all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account Control Agreement”: the Deposit Account Control Agreement, of near or even date herewith, among the Borrowers, the Administrative Agent and SVB.

“Disposition”: with respect to any property (including, without limitation, the Capital Stock of JPIC or any Subsidiary of the Borrowers), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of JPIC or any other Subsidiary of any Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of any Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Accounts”: all of the Accounts owned by the Administrative Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right, at any time and from time to time after the Funding Date, to establish, modify or eliminate Reserves against Eligible Accounts, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, based on such credit and collateral considerations as the Administrative Agent deems, in its discretion exercised in good faith, appropriate from time to time, based on market conditions, to reflect contingencies or risks which could reasonably be expected to affect any or all of the Collateral, the business, operations, financial condition or business prospects of the Borrowers and the Guarantors, or the security of the Loans and L/C Exposure, or, with respect to any such adjustment of the advance rate or any of the exclusion criteria set forth below, to reflect changes in the collectibility or realization values of such Accounts arising or discovered by Administrative Agent after the Funding Date. Eligible Accounts shall not include:

(a) Accounts that the related Account Debtor has not paid within ninety (90) days of the invoice date related to such Account, regardless of the payment period terms specified in such invoice;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of the invoice date related thereto;

(c) Accounts billed in the Unites States and owing from an Account Debtor (other than UCB Pharma Limited and its Affiliates) which does not have its principal place of business in the United States or Canada unless such Accounts otherwise constitute Eligible Accounts and are (i) covered in full by credit insurance satisfactory to the Administrative Agent, less any deductible payable in respect of such insurance coverage, (ii) supported by letters of credit acceptable to the Administrative Agent, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) otherwise approved of in writing by the Administrative Agent;

(d) Accounts billed and payable outside the United States unless the Administrative Agent is satisfied that it has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e) Accounts owing from an Account Debtor to the extent that the Administrative Borrower is indebted or obligated in any manner to such Account Debtor (as creditor, lessor, supplier or otherwise – sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to such Account Debtor by the Administrative Borrower in the ordinary course of its business;

(f) Accounts in respect of which the Account Debtor is an officer, director, employee, agent, Subsidiary or other Affiliate of the Administrative Borrower;

(g) Accounts with credit balances over ninety (90) days from the invoice date related to such Account;

(h) (i) Accounts owing from an Account Debtor (other than Express Scripts Specialty Distribution Services, Inc., McKesson Corporation, Cardinal Health, AmerisourceBergen and any other Account Debtors of the type specified in clause (vi) of this clause (h)), including Affiliates of such Account Debtors, whose total obligations to the Administrative Borrower exceed twenty-five percent (25%) of all Accounts of the Administrative Borrower, (ii) Accounts owing from Express Scripts Specialty Distribution Service (or its affiliate, Curascript, Inc.), to the extent that the aggregate amount of such Accounts exceeds eighty percent (80%) of all Accounts of the Administrative Borrower, (iii) Accounts owing from McKesson Corporation, to the extent that the aggregate amount of such Accounts exceeds forty percent (40%) of all Accounts of the Administrative Borrower, (iv) Accounts owing from Cardinal Health, to the extent that the aggregate amount of such Accounts exceeds forty percent (40%) of all Accounts of the Administrative Borrower, (v) Accounts owing from AmerisourceBergen, to the extent that the aggregate amount of such Accounts exceeds forty percent (40%) of all Accounts of the Administrative Borrower, and (vi) Accounts owing from any Account Debtor who distributes the JZP-6 Product and in respect of which the Administrative Agent has elected, in consultation with the Administrative Borrower and in the Administrative Agent’s sole discretion at any time after the Closing Date, to apply a concentration percentage in excess of 25%; provided that in any case described in clauses (i) through (vi), only to the extent that the aggregate amount of any such Accounts exceeds such determined concentration percentage;

(i) Accounts owing from an Account Debtor which is a United States governmental entity or any department, agency or instrumentality thereof unless the Administrative Borrower has assigned its payment rights in respect of such Accounts to the Administrative Agent and such assignment has been acknowledged under the Federal Assignment of Claims Act of 1940;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if the payment by the Account Debtor related to any such Account is conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or to whom goods or services have not yet been rendered (sometimes called memo-billings or pre-billings);

(l) Accounts subject to contractual arrangements between the Administrative Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements and where the Account Debtor has a right of offset for damages suffered as a result of the Administrative Borrower’s failure to perform in accordance with the contract setting forth such requirements (sometimes called contracts accounts receivable, progress billings, milestone billings or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of the Administrative Borrower’s complete performance (but only to the extent of the amount withheld (sometimes called retainage billings);

(n) Accounts owing from any Account Debtor (i) who suspends business, makes a general assignment for the benefit of creditors, becomes Insolvent or fails to pay its debts generally as they come due, or (ii) who becomes subject to an Insolvency Proceeding;

(o) Accounts subject to trust provisions, subrogation rights of a bonding company or a statutory trust;

(p) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless the Administrative Agent, the Administrative Borrower and such Account Debtor have entered into an agreement acceptable to the Administrative Agent in its sole discretion wherein such Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of such goods has occurred and (iii) it owes payment for such goods in accordance with invoices from the Administrative Borrower (sometimes called “bill and hold” accounts);

(q) Accounts owing from an Account Debtor with respect to whom the Administrative Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(r) Accounts for which the Account Debtor has not been invoiced;

(s) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of the Administrative Borrower’s business;

(t) Accounts in respect of which the Administrative Borrower has permitted the Account Debtor’s payment to extend beyond ninety (90) days;

(u) Accounts subject to chargebacks or other payment reductions taken by an Account Debtor (but not to the extent the chargeback is determined invalid and subsequently collected the Administrative Borrower);

(v) Accounts in respect of which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount);

(w) Accounts that do not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority;

(x) Accounts for which the Administrative Agent in its good faith business judgment determines collection to be doubtful;

(y) Accounts which are payable in any currency other than Dollars;

(z) Accounts as to which the Administrative Agent’s Lien is not a first priority, perfected Lien; and

(aa) Accounts as to which any of the representations or warranties in the Loan Documents are untrue.

“Eligible Assignee”: any commercial bank, insurance company, investment or mutual fund or other financial institution having combined capital and surplus of not less than $250,000,000 that extends credit or buys loans as one of its primary businesses and is regulated by the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Office of Thrift Supervision; provided that no Borrower nor any Affiliate of any Borrower shall be an Eligible Assignee.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) ; provided that in no event shall the Eurodollar Base Rate be deemed to be less than 0.75%. In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Asset Sale”: any Asset Sale in respect of which a Borrower receives Net Cash Proceeds from (a) a Disposition constituting a Permitted IP License of Intellectual Property, (b) Dispositions undertaken in connection with an Excluded Capital Stock Issuance, (c) Dispositions of the type contemplated by Section 7.5(a), (b), (c), (d), (e), (f), (g)(i), (g)(ii), (i), (j), and (l), (c) Dispositions constituting the grant of Liens permitted under Sections 7.3(a) through (q), or (d) any Disposition for which the Net Cash Proceeds thereof received by all Borrowers does not exceed $1,000,000 for any individual Disposition; provided that the aggregate amount of Net Cash Proceeds of Dispositions excluded from Excluded Asset Sales pursuant to his clause (d) shall not exceed $5,000,000 during the term of this Agreement.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Capital Stock Issuance”: Issuances (a) by the Administrative Borrower of Capital Stock (or other rights) of the Administrative Borrower pursuant to any JPI Employee Equity Plan or warrants to purchase Capital Stock of the Administrative Borrower outstanding on the date hereof, (b) by the Administrative Borrower of Capital Stock in connection with any Permitted Acquisition, and (c) by any Group Member of any Capital Stock of any Group Member in connection with any Approved Partnership and Collaboration Arrangements.

“Existing Letter of Credit”: the letter of credit described on Schedule 1.1B hereto.

“Existing Notes”: those certain Senior Secured Notes having an aggregate principal amount of $120,000,000 issued by JPIC to the holders thereof on or about March 14, 2008, the aggregate outstanding principal balance in respect of which notes is $63,500,000 as of the Closing Date.

“Existing Notes Collateral Agent”: LB I Group, Inc., in its capacity as collateral agent for the holders of the Existing Notes.

“Existing Notes Payoff Letter”: a letter executed by each of the Existing Notes Collateral Agent and the Administrative Borrower to the effect that upon receipt by the holders of the Existing Notes of the “payoff amount” (however designated) referenced therein, (a) the obligations of the Group Members under the Existing Notes shall be satisfied in full, (b) such Existing Notes and the liens held by the Existing Notes Collateral Agent for the benefit of the holders of such notes shall terminate without any further action and (c) the Administrative Borrower or the Administrative Agent (and their respective counsel and such counsels’ agents) shall be entitled to file UCC-3 termination statements in the appropriate jurisdictions to further evidence the termination of such liens.

“Existing Revolver”: the $15,000,000 revolving line of credit made available by SVB to the Administrative Borrower pursuant to the Existing Revolving Loan and Security Agreement and the other “Loan Documents” referenced therein.

“Existing Revolving Loan and Security Agreement”: that certain Amended and Restated Loan and Security Agreement, dated May 22, 2008 and as amended or otherwise modified to date, between the Administrative Borrower and SVB.

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility), and (c) the Revolving Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the letter agreement dated June 9, 2010, between the Administrative Borrower and the Administrative Agent.

“First Tier Foreign Subsidiary”: at any date of determination, each Foreign Subsidiary in which any one or more of the Borrowers or any of their respective Domestic Subsidiaries owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“Flow of Funds Agreement”: the letter agreement between the Administrative Borrower and the Administrative Agent regarding the disbursement of Loan proceeds on the Funding Date, the funding and the payment of the Administrative Agent’s reasonable and documented expenses and the reasonable and documented expenses of the Administrative Agent’s counsel, and such other matters as may be agreed to by the Administrative Borrower and the Administrative Agent, in substantially the form of Exhibit M attached hereto.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Subsidiary”: any Subsidiary of any Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s pro rata share of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Date”: as defined in Section 5.2.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Administrative Borrower’s consolidated financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed for purposes of this Agreement as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Administrative Borrower in good faith.

“Guarantors”: the collective reference to the Borrowers, in their capacity as guarantors under the Guarantee and Collateral Agreement, and the Subsidiary Guarantors.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of any Loan Party (other than JPIC) designated as such by such Loan Party in writing and which as of such date holds assets representing 10% or less of the Administrative Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than 10% of the Administrative Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 10% or more of the Administrative Borrower’s consolidated total assets as of such date or have generated 10% or more of the Administrative Borrower’s consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP; provided, further, that in no event shall JPIC be deemed to be an Immaterial Subsidiary.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and Purchased Product Liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by the Borrowers or any Guarantor or in which the Borrowers or any Guarantor now holds or hereafter acquires or receives any right, interest or license, and shall include, in any event, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and any applications therefor, whether registered or not, and the goodwill of the business of the Borrowers or any Guarantor connected with and symbolized thereby, know-how, operating manuals, inventions, formulae, processes, gene sequences, cell lines, assays, biological materials, compounds, compound libraries, research, clinical and commercial compounds derived from such libraries, along with the associated active pharmaceutical ingredients and related formulations (other than Inventory held for sale), new drug applications and investigational new drug applications or other regulatory filings relating to any drugs or compounds, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, and any licenses to use any of the foregoing.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Administrative Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Administrative Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Administrative Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or beyond the date final payment is due on the Term Loans (in the case of Term Loans);

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Administrative Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with a Borrower’s and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: as the context may require, (a) SVB or any affiliate thereof, in its capacity as issuer of any Letter of Credit (including, without limitation, the Existing Letter of Credit), and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.10 or 3.11, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“JPI Employee Equity Plans”: the Administrative Borrower’s 2003 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Non-Employee Directors Stock Option Plan, 2007 Employee Stock Purchase Plan and the Directors Deferred Compensation Plan, each as amended from time to time and any other equity incentive or stock purchase plan providing for the issuance or sale of Capital Stock of the Administrative Borrower (or any stock appreciation rights or similar rights) to directors, officers, employees and consultants and adopted by the Administrative Borrower’s Board of Directors.

“JPI Patent and Trademark Security Agreement”: a Patent and Trademark Security Agreement, in form and substance satisfactory to the Administrative Agent, executed by the Administrative Borrower and the Administrative Agent for the purpose of filing with the United States Patent and Trademark Office.

“JPIC Patent and Trademark Security Agreement”: a Patent and Trademark Security Agreement, in form and substance satisfactory to the Administrative Agent, executed by JPIC and the Administrative Agent for the purpose of filing with the United States Patent and Trademark Office.

“JPIC”: as defined in the preamble hereto.

“JZP-6 Product”: sodium oxybate for the treatment of fibromyalgia.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its pro rata share of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed $15,000,000 at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include the Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Funding Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of (a) the aggregate amount of cash and Cash-Equivalents held at such time by the Administrative Borrower and its Subsidiaries, and (b) the Available Revolving Commitment at such time.

“Liquidity Event”: any instance in which Liquidity is less than twenty-five million dollars ($25,000,000), as reasonably determined by the Administrative Agent and as evidenced by the delivery of a Liquidity Report. Any such Liquidity Event shall continue until the Administrative Borrower delivers a Liquidity Report indicating, to the reasonable satisfaction of the Administrative Agent, that a Liquidity Event has ceased to exist.

“Liquidity Report”: a report, in form and substance satisfactory to the Administrative Agent, delivered by the Administrative Borrower to the Administrative Agent which discloses, as of the date of such report, the amount of Liquidity as of such date.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Flow of Funds Agreement, the Solvency Certificate, the Collateral Information Certificate, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Revolving Lenders”: at any time, (a) if only one Revolving Lender holds the Total Revolving Commitment at such time, such Revolving Lender, both before and after the termination of such Revolving Commitment; and (b) if more than one Revolving Lender holds the Total Revolving Commitment, at least two Revolving Lenders who hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.

“Majority Term Lenders”: at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who hold more than 50% of the principal sum of all Term Loans outstanding; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(f).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects during the term of this Agreement of the Administrative Borrower and its Subsidiaries, taken as a whole, which material adverse change or material adverse effect could reasonably be expected to materially impair the ability of the Borrowers to perform their respective payment obligations under the Loan Documents to which they are party; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party. Notwithstanding the foregoing, neither (x) the failure by the Administrative Borrower to have obtained approval from the U.S. Food and Drug Administration of the JZP-6 Product for the treatment of fibromyalgia, nor (y) any other adverse development relating to any filings or litigation relating to any abbreviated new drug applications relating to the Borrowers’ products (other than any litigation that could reasonably be expected to impair the ability of the Borrowers to perform their respective payment obligations under the Loan Documents to which they are party), in each case, to the extent any such failure or adverse development has occurred since December 31, 2009, shall be deemed to constitute a Material Adverse Effect.

“Material Domestic Subsidiary”: any Material Subsidiary which is also a Domestic Subsidiary.

“Material First-Tier Foreign Subsidiary”: Any Material Foreign Subsidiary which is also a First Tier Foreign Subsidiary.

“Material Foreign Subsidiary”: any Material Subsidiary which is also a Foreign Subsidiary.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.13(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Administrative Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrowers or any Guarantor in connection with such Asset Sale within two years of the date such Asset Sale is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: means a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: means a notice substantially in the form of Exhibit L.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers and any other Loan Party to the Administrative Agent or to any Lender or any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers or any Guarantor pursuant hereto) or otherwise, and (b) any obligations of any Loan Party to any Lender arising in connection with treasury management services provided by such Lender to such Loan Party.

“OMI”: Orphan Medical, LLC, a Delaware limited liability company.

“OMI Settlement Agreements”: collectively, the Civil Settlement Agreement among the United States of America, Company and OMI dated July 13, 2007, (ii) the Non-prosecution Agreement between the United States Attorney’s Office for the Eastern District of New York and JPI dated July 13, 2007, (iii) the Plea Agreement between the United States Attorney’s Office for the Eastern District of New York and OMI dated July 13, 2007 and (iv) the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and JPI dated July 13, 2007.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” means the purchase or other acquisition by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person; provided that, with respect to each such purchase or other acquisition:

(a) the newly-created or acquired Subsidiary shall be (i) in the same or a related line of business as that conducted by the Administrative Borrower on the date hereof, or (ii) in a business that is ancillary and in furtherance of the line of business as that conducted by the Administrative Borrower on the date hereof;

(b) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(c) no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(d) the Administrative Borrower shall give the Administrative Agent at least 20 Business Days’ prior written notice of any such purchase or acquisition;

(e) the Administrative Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(f) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.13, except to the compliance with Section 6.13 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(g) Liquidity shall equal or exceed $40,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);

(h) (i) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such purchase or other acquisition, the Administrative Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;

(i) the Administrative Borrower shall not, based upon the knowledge of the Administrative Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(j) such purchase or acquisition shall not constitute an Unfriendly Acquisition; and

(k) the Administrative Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted IP License”: a license by any Group Member of its Intellectual Property in connection with an Approved Partnership and Collaboration Arrangement; provided that exclusive licenses (other than exclusive licenses granted in connection with co-marketing agreements and licenses that are exclusive to territories outside the United States) shall not be deemed “Permitted IP Licenses”.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum from time to time set published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any calculation or determination for the Borrowers for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by the Administrative Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period;

(d) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Administrative Borrower and their Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of the Administrative Borrower or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Administrative Borrower in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Purchased Product Liabilities”: unsecured payment obligations of any Borrower which (a) constitute royalty or milestone payments or other contingent payments, which other contingent payments are calculated with respect to the performance (financial or otherwise) of the licensed Intellectual Property or product or such Borrower or the licensor, (b) arise directly in connection with either the in-license of third-party Intellectual Property by such Borrower or the acquisition of third-party product lines by such Borrower, (c) are undertaken for the purpose of procuring rights to research, develop, market or manufacture pharmaceutical products from third-parties, and (d) do not constitute Indebtedness under any clause of the definition of “Indebtedness” other than clause (b) thereof.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: the Revolving Loan Register or the Term Loan Register, as the context requires.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Administrative Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and that the Administrative Borrower (directly or indirectly through another Borrower or a Subsidiary Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in an applicable Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event, and (b) the date on which the Administrative Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in an applicable Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 2.23.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Revolving Commitments, then at least two Lenders who hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: at any time, collectively, such amounts as the Administrative Agent may from time to time establish in respect of the Eligible Receivables in determining the Borrowing Base based on such credit and collateral considerations as the Administrative Agent deems, in its discretion exercised in good faith, appropriate from time to time, based on market conditions, to reflect contingencies or risks which could reasonably be expected to affect any or all of the Collateral, the business, operations, financial condition or business prospects of the Borrowers and the Guarantors, or the security of the Loans and L/C Exposure.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Administrative Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Administrative Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such

Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments is $15,000,000. The L/C Commitment is a sublimit of the Revolving Commitments.

“Revolving Commitment Period”: the period from and including the Funding Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the aggregate undrawn amount of all outstanding Letters of Credit (including the Existing Letter of Credit) at such time, (c) such Lender’s Revolving Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, and (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Administrative Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”: as defined in Section 10.6(b)(v).

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: June 28, 2013.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender) and any Qualified Counterparties.

“Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among the Borrowers, the Administrative Agent and SVB.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Deposit Account Control Agreement, the Securities Account Control Agreement, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: the Solvency Certificate, dated the Funding Date, delivered to the Administrative Agent pursuant to Section 5.2(i), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by a Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.11.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Administrative Borrower or JPIC, as the context requires.

“Subsidiary Guarantor”: each Material Domestic Subsidiary of a Borrower (other than OMI) which has become a Guarantor pursuant to the Guarantee and Collateral Agreement.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf a Borrower or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Borrower or any such Subsidiary.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Administrative Borrower and its respective Subsidiaries shall be deemed to be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to one or more the Borrowers in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $50,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Administrative Borrower and the Lenders.

“Term Loan Maturity Date”: June 28, 2013.

“Term Loan Note”: a promissory note in the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Register”: as defined in Section 10.6(b)(v).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $15,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“USAO Settlement Obligations”: obligations of OMI arising under the OMI Settlement Agreements.

“Voting Stock”: as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Administrative Borrower or one of the other Loan Parties.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to one or more of the Borrowers on the Funding Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Administrative Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Administrative Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Funding Date (with originals to follow within 3 Business Days)) requesting that the Term Lenders make the Term Loans on the Funding Date and specifying the amount to be borrowed. The Term Loans made on the Funding Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest

Period in excess of one month prior to the date that is 30 days after the Funding Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Pacific time, on the Funding Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the holders of the Existing Notes (for application against amounts then outstanding under the Existing Notes) and, as applicable, the Existing Revolving Lender (for application against amounts then outstanding under the Existing Revolver), in each case in accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement.

2.3 Repayment of Term Loans. Beginning on September 30, 2010, the Term Loans of each Term Lender shall be repaid in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2010	$4,166,000
December 31, 2010	$4,166,000
March 31, 2011	$4,166,000
June 30, 2011	$4,166,000
September 30, 2011	$4,166,000
December 31, 2011	$4,166,000
March 31, 2012	$4,166,000
June 30, 2012	$4,166,000
September 30, 2012	$4,166,000
December 31, 2012	$4,166,000
March 31, 2013	$4,166,000
Term Loan Maturity Date	$4,174,000

To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the aggregate outstanding amount of the Swingline Loans and the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrowers and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment; provided that the sum of the aggregate Revolving Extensions of Credit of all of the Lenders shall not exceed:

(y) at any time during the period commencing on the Funding Date and ending on January 1, 2011, the lesser of (A) $8,000,000, and (B) the Borrowing Base then in effect; and

(z) at any time from and after January 1, 2011, the lesser of (A) the Total Revolving Commitment then in effect, and (B) the Borrowing Base then in effect.

During the Revolving Commitment Period, the Borrowers may use the Revolving Commitments by borrowing, repaying or prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Administrative Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Administrative Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within 3 Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Funding Date. Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount; provided that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Administrative Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Administrative Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by such Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the holders of the Existing Notes (for application against amounts then outstanding under the Existing Notes) and, as applicable, the Existing Revolving Lender (for application against amounts then outstanding under the Existing Revolver), in each case in accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement.

2.6 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (ii) the Administrative Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) no Borrower shall use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans the Administrative Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 P.M., Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to such Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Administrative Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrowers no later than five (5) Business Days after the advance of such Swingline Loan.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of any Borrower to whom Swingline Loans have been made hereunder (which Borrower hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 Noon, Pacific time, and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (the “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Pacific time, one Business Day after the date of such notice. The proceeds of such Revolving Loan shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) to immediately pay the amount of such Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c) If prior to the time that the Borrowers have repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each

Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Overadvances. If at any time or for any reason the aggregate amount of all Revolving Extensions of Credit of all of the Lenders exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the amount of the Borrowing Base then in effect (any such excess, an “Overadvance”), the Borrowers shall, if the amount of such Overadvance is (a) equal or greater than $500,000, immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, or (b) less than $500,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefore, pay the full amount of such Overadvance to the Administrative Agent, in each case, for application against the Revolving Extensions of Credit in accordance with the terms hereof. Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to Borrower’s obligation to pay any amounts owing pursuant to Section 2.21.

2.9 Commitment Fees; Other Fees; Etc.

(a) The Borrowers shall pay the Administrative Agent, for the ratable benefit of Lenders, in arrears, on the first day of each month prior to the Revolving Termination Date and on the Revolving Termination Date, a fee for the Borrowers’ non-use of available funds in respect of the Revolving Facility in an amount equal to the Commitment Fee Rate per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Revolving Commitment (as it may be reduced from time to time), and (y) the average for the period of the daily closing balance of the Revolving Loans outstanding (including the sum of the aggregate undrawn amount of all outstanding Letters of Credit at such time and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans) during the period for which such fee is due.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

2.10 Termination or Reduction of Revolving Commitments.

(a) Termination or Reduction. Subject to payment of the sums set forth in Section 2.10(b), the Administrative Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitment a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21. The Administrative Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

(b) Revolving Commitment Reduction Fee. The Revolving Commitment may not be reduced or terminated pursuant to Section 2.10(a) unless the Borrowers pay to the Administrative Agent (for the ratable benefit of the Revolving Lenders), contemporaneously with the reduction or termination of the Revolving Commitment, a fee equal to, (i) with respect to any such reduction or termination of the Revolving Commitment made during the period commencing on the Funding Date and ending on the first anniversary of the Funding Date, 2.00% of the aggregate amount of the Revolving Commitment so reduced or terminated; and (ii) with respect to any such reduction or termination of the Revolving Commitment during the period commencing on the first anniversary of the Funding Date and ending on the second anniversary of the Funding Date, 1.00% of the aggregate amount of the Revolving Commitment so reduced or terminated. Any such fee described in this Section 2.10(b) shall be fully earned on the date paid and shall not be refundable for any reason.

2.11 Optional Prepayments and Early Term Loan Prepayment Fee.

(a) Prepayments Generally. Subject to payment of the amounts described in Section 2.11(b), the Borrowers may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Prepayment Fee Regarding Term Loans. No amount of outstanding Term Loans shall be prepaid by the Borrowers pursuant to Section 2.11(a) unless the Borrowers pay to the Administrative Agent (for the ratable benefit of the Term Lenders), contemporaneously with the prepayment of such Term Loans, a Term Loan prepayment fee equal to, (i) with respect to any such Term Loan prepayment made during the period commencing on the Funding Date and ending on the first anniversary of the Funding Date, 2.00% of the aggregate amount of the Term Loans so prepaid, and (ii) with respect to any such Term Loan prepayment made during the period commencing on the first anniversary of the Funding Date and ending on the second anniversary of the Funding Date, 1.00% of the aggregate amount of the Term Loans so prepaid. Any such Term Loan prepayment fee shall be fully earned on the date paid and shall not be refundable for any reason.

2.12 Mandatory Prepayments.

(a) If any Capital Stock shall be issued by any Group Member (other than Capital Stock issued to another Group Member or pursuant to an Excluded Capital Stock Issuance), an amount equal to 25% of the Net Cash Proceeds thereof in excess of $10,000,000 shall be applied on the date of such issuance toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f).

(b) If any Indebtedness shall be incurred by any Group Member in an amount in excess of $5,000,000 (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f).

(c) If on any date any Group Member shall receive Net Cash Proceeds from any Disposition of Intellectual Property undertaken pursuant to Section 7.5(h) and a portion of such Net Cash Proceeds is required by such Section to be applied toward the Term Loans pursuant to this clause (c), an amount equal to 50% of such portion of such Net Cash Proceeds shall be applied on the date of such Disposition toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f).

(d) If on any date any Group Member shall receive Net Cash Proceeds from any Disposition of a product line undertaken pursuant to Section 7.5(k), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such Disposition toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f).

(e) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than an Excluded Asset Sale and other than in respect of assets Disposed of pursuant to Section 7.5(h) and (k)), then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,500,000 in any fiscal year of the Borrowers and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(f).

(f) Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of installments due in respect of the Term Loans in reverse order of maturity and in accordance with Sections 2.3 and 2.18(b) (provided that any Term Lender may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, together with any amounts payable pursuant to Section 2.21. The Administrative Borrower shall deliver to the Administrative Agent and each Term Lender notice of each prepayment of Term Loans in whole or in part made pursuant to this Section 2.12 not less than five Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the option of each Term Lender to (x) decline its share of such prepayment or (y) accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than three Business Days prior to the Mandatory Prepayment Date.

(g) The Administrative Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(h) No prepayment fee shall be payable in respect of any mandatory prepayments pursuant to this Section 2.11.

2.13 Conversion and Continuation Options.

(a) The Administrative Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Administrative Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Administrative Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Administrative Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan (including any Swingline Loans) shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that no such Required Lender request shall be required, and the Default Rate shall apply automatically, in the case of an Event of Default under Section 8.1(a) or Section 8.1(f).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Administrative Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Administrative Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Administrative Borrower, deliver to the Administrative Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) The Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) The Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Administrative Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Administrative Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Except as otherwise provided herein, each payment (including each prepayment) by a Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the Administrative Borrower and the Required Lenders, any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of Type. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) Unless the Administrative Agent shall have been notified in writing by the Administrative Borrower prior to the date of any payment due to be made by a Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any such Borrower.

(g) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Term Loans or Revolving Loans made by it or its participation in the L/C Exposure, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrowers from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(g) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(g) shall be required to implement the terms of this Section 2.18(g). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(g) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(g) shall not be construed to apply to (i) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) the application of Cash Collateral provided for in Section 3.10.

(h) Any amounts actually paid to or collected by the Administrative Agent pursuant to Section 6.3(c) at any time during the existence of a Liquidity Event and when no Event of Default exists shall be applied by the Administrative Agent to the Revolving Loans then outstanding and distributed by the Administrative Agent to the Revolving Lenders, in each case, (i) in accordance with the Revolving Percentages of such Revolving Lenders then in effect, and (ii) by no later than the date occurring three days after the date on which such payments or proceeds are so received or collected by the Administrative Agent, with any remaining amounts to be returned to the Administrative Borrower as specified in Section 6.3(c).

(i) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Administrative Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19 Illegality; Requirements of Law.

(a) Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Administrative Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b) Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Administrative Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Administrative Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.19(d) submitted by any Lender to the Administrative Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.19, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than six months prior to the date that such Lender notifies the Administrative Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes.

(a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or

Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Administrative Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the applicable Borrower showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Administrative Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Administrative Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Administrative Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Administrative Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Administrative Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g) Each Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2012 as to extensions of credit made after March 18, 2012 to any Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under Section 1471 or 1472 of the Code. Each Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the Borrowers in establishing that it is in compliance with such requirements and agrees to provide all certifications required by the IRS (once further guidance is issued under those provisions) or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under such provisions on or before December 31, 2012. Each Lender hereby authorizes the Administrative Agent and the Borrowers to withhold any and all amounts due under Section 1471 or 1472 of the Code as in effect on the later of the date of this Agreement and the date such Lender becomes a party to this Agreement from amounts payable to such Lender under this Agreement after December 31, 2012. Nothing in this Agreement shall be interpreted to require any Lender to violate any law or regulation applicable to such Lender in any jurisdiction in which such Lender is formed, managed and controlled or doing business. Notwithstanding any other provision in this Agreement, the Borrowers shall not be required to make payments hereunder free and clear of withholding or deduction of those taxes imposed by Section 1471 or 1472 of the Code as in effect on the later of the date of this Agreement or the date an applicable Lender becomes a party to this Agreement, or to provide a gross-up or indemnity to such Lender for any such withholding or deduction, if such Lender fails to establish an exemption from withholding under such provisions.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Indemnity. The Borrowers, jointly and severally, agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Administrative Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

2.23 Substitution of Lenders. Upon the receipt by any Borrower of any of the following, with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for payment of indemnified taxes under Section 2.20 or illegality or increased costs pursuant to Section 2.19;

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Administrative Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrowers shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Administrative Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan

Documents to Replacement Lender(s) that so agrees to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Replacement Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including amounts under Section 2.21hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrowers in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Administrative Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the L/C Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender (A) shall not be entitled to receive any fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (B) shall be limited in its right to receive letter of credit fees as provided in Section 3.3(c).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.03 or in Swingline Loans pursuant to Section 2.7(c) the pro rata share of each non-Defaulting Lender of any such Letter of Credit or Swingline Loan shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s Revolving Percentage of then outstanding Letters of Credit and Swingline Loans

(b) Defaulting Lender Cure. If the Administrative Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages (without giving effect to Section 2.24(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.25 Notes. If so requested by any Lender by written notice to the Administrative Borrower (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Administrative Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5 shall not then be satisfied;

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial face amount less than $500,000; or

(vii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10,

satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Administrative Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of a Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Administrative Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrowers agree to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) a Borrower, (i) a fronting fee of 0.25% per annum on the drawable amount of such Letter of Credit to the Issuing Lender, and (ii) a fee of 2.00% per annum on the drawable amount of such Letter of Credit to the Administrative Agent for the account of the L/C Lenders, in each case payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, as well as the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) a Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”). All Issuing Lender Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.

3.4 L/C Participations; Existing Letters of Credit.

(a) L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) Existing Letter of Credit. On and after the Funding Date, the Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Administrative Borrower and the Administrative Agent thereof and the Borrowers shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the Borrowers the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement; upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrowers shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.3 are satisfied, the Administrative Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrowers shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.3 are satisfied.

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby jointly and severally agree to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Administrative Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to an applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrowers shall reimburse such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall reimburse such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrowers, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrowers or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then effective amount of all L/C Exposure. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.24 and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.11 Additional Issuing Lenders. The Administrative Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Administrative Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Administrative Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as to themselves and each of their respective Subsidiaries, that:

4.1 Financial Condition. The audited consolidated balance sheets of the Administrative Borrower and its Subsidiaries as of December 31, 2007, December 31, 2008, and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Administrative Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Administrative Borrower and its Subsidiaries as at March 31, 2010, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Administrative Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2009, to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and sufficient title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any. Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does such Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of such Borrower, threatened to such effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of such Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and no Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Administrative Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of each Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Capital Stock of Subsidiary of the Administrative Borrower or any Guarantor.

4.16 Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans shall be used to refinance the obligations of the Borrowers outstanding under the Existing Revolver and the Existing Notes, to repay certain other indebtedness, to pay related fees and expenses and for general corporate purposes. All or a portion of the proceeds of the Swingline Loans and the Letters of Credit, shall be used for general corporate purposes. No proceeds of any Loan have been transferred to OMI or otherwise applied, directly or indirectly, to satisfy any obligations or liabilities of OMI except to the extent reasonably necessary to enable OMI to satisfy its USAO Settlement Obligations in accordance with the terms of the OMI Settlement Agreements.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does such Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of such Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of the Borrowers, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statement, information, document or certificate was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the California UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, no Borrower nor any Guarantor that is a limited liability company or partnership has any Capital Stock that is a not Certificated Security.

(b) Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20 Solvency. Each Loan Party is, and after giving effect to all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21 Reserved.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23 Certain Documents. The Administrative Borrower has delivered to the Administrative Agent a complete and correct copy of all documentation, including any amendments, supplements or modifications with respect thereto, which evidence obligations of any Borrower in respect of the Existing Notes.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums (other than premiums financed in compliance with Section 7.2) have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property

4.26 Matters Related to OMI. (a) the Administrative Borrower has disclosed to the Administrative Agent all material information related to the assets of OMI and any actual or potential liabilities and obligations (including any contingent liabilities or obligations) to which OMI is or may become subject (including for this purpose any actual litigation to which OMI is party and, to the Administrative Borrower’s knowledge as of the Closing Date, any threatened or potential litigation to which OMI may become party or with which it may become involved), and (b) OMI only engages in such activities as are reasonably necessary to comply with the USAO Settlement Obligations.

4.27 Accounts Receivable.

(a) To the extent any Account is designated in any Borrowing Base Certificate as an “Eligible Account”, such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of the Borrowers’ books and records are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent insolvency, bankruptcy or reorganization proceeding of any Account Debtor whose accounts are listed as Eligible Accounts in any Borrowing Base Certificate. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions Precedent to Closing Date. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent (the date on which all of the conditions precedent set forth in this Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders being referred to as the “Closing Date”):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent and each Borrower, and (ii) the Collateral Information Certificate, executed by a Responsible Officer and otherwise in form and substance satisfactory to the Administrative Agent.

(b) Financial Statements; Projections. The Lenders shall have received (i) audited consolidated financial statements of the Administrative Borrower and its Subsidiaries as of December 31, 2007, December 31, 2008 and December 31, 2009, (ii) unaudited interim consolidated financial statements of the Administrative Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and at least 15 days before the Closing Date. The Administrative Agent shall have received on or before such date, forecasts prepared by management of the Administrative Borrower, in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Facilities, in each case giving effect to the consummation of the Facilities.

(c) Approvals. Except for the Governmental Approvals described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.

(d) Secretary’s Certificate; Certified Certificate of Organization; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, the bylaws or other similar organizational document of each Loan Party and the relevant board resolutions or written consents of each Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(f) Collateral Audit; Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested.

(g) Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(h) Supply Agreement. The Administrative Agent shall have completed a satisfactory review of the Administrative Borrower’s supply agreement with Siegfried (USA) Inc.

(i) No Material Adverse Effect. There shall not have occurred since December 31, 2009 any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

5.2 Conditions Precedent to the Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, to the following conditions precedent (the date on which all of such conditions precedent shall be satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders, being referred to as the “Funding Date”):

(a) Occurrence of Closing Date. Each of the conditions precedent to the Closing Date set forth in Section 5.1 shall have been satisfied or waived by the Administrative Agent (and, as applicable, the Lenders or the Required Lenders).

(b) Loan Documents. The Administrative Agent shall have received (i) if required by any Term Lender, the Term Loan Note for such Lender, executed by each Borrower, (ii) if required by any Revolving Lender, the Revolving Loan Note for such Lender, executed by each Borrower, (iii) if required by the Swingline Lender, the Swingline Loan Note for such Lender, executed by each Borrower (iv) the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein, (v) the JPI Patent and Trademark Security Agreement, executed by the Administrative Borrower, (vi) the JPIC Patent and Trademark Security Agreement, executed by JPIC, (vii) the Deposit Account Control Agreement, executed by the Administrative Borrower, JPIC, SVB and the Administrative Agent, (viii) the Securities Account Control Agreement, executed by the Administrative Borrower, JPIC, SVB and the Administrative Agent, (ix) each other Security Document, executed and delivered by the applicable Borrower party thereto, and (x) the Flow of Funds Agreement, executed by the Administrative Borrower.

(c) Existing Notes, Existing Revolver, Etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) (A) the Administrative Borrower shall have provided notice to the holders of the Existing Notes (in accordance with the terms of the Existing Notes) of its intent to pay all obligations of the Borrowers outstanding under the Existing Notes on the Funding Date, (B) the Administrative Agent shall have received the Existing Notes Payoff Letter executed by the Existing Notes Collateral Agent, (C) all obligations of the Borrowers in respect of the Existing Notes shall, substantially contemporaneously with the funding of certain Loan proceeds directly to the Existing Notes Collateral Agent as contemplated by Sections 2.2 and 2.5 and the Flow of Funds Agreement, have been paid in full, (D) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Borrowers in respect of the Existing Notes and the liens of the Existing Notes Collateral Agent in the assets of the Borrowers securing obligations under the Existing Notes shall have been, or substantially contemporaneously with the Funding Date, shall be, taken and (E) the Administrative Agent shall have received such other documents and information related to the Existing Notes and the refinancing thereof as it may request; and

(ii) (A) the Administrative Agent shall be satisfied that all obligations of the Administrative Borrower in respect of the Existing Revolver shall, substantially contemporaneously with the funding of certain Loan proceeds to SVB as contemplated by Sections 2.2 and 2.5 and the Flow of Funds Agreement, have been paid in full, (B) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing obligations of the Administrative Borrower under the Existing Revolver and the liens of SVB in the assets of the Administrative Borrower securing obligations under the Existing Revolver shall have been, or substantially contemporaneously with the Funding Date, shall be, taken and (C) the Administrative Agent shall have received such other documents and information related to the Existing Revolver and the refinancing thereof as it may request.

(d) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Funding Date, or in the case of Liens securing the Existing Notes and the Existing Revolver shall be discharged substantially contemporaneously with the Funding Date, pursuant to documentation satisfactory to the Administrative Agent.

(ii) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received original copies of (A) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii) Filings, Registrations, Recordings, Agreements, Etc. Each document (including any Uniform Commercial Code financing statements, intellectual property security agreements, deposit and securities account control agreements, and landlord access agreements and/or bailee waivers) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(iv) Cash Dominion. To the extent that a Liquidity Event shall exist as of the Funding Date (after giving effect to the making of any initial extensions of credit on the Funding Date and the application of the proceeds thereof), the Administrative Agent shall be satisfied that all actions (including with respect to the establishment of any lockbox accounts and the provision to any Account Debtors of notices regarding the delivery of payments in respects of Accounts to such lockbox accounts) reasonably necessary to establish the Administrative Agent’s dominion over the Accounts of the Borrowers as contemplated by Section 6.3(c) have been taken on or prior to the Funding Date.

(v) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.7 hereof, in each case in a form satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid (including pursuant to the Fee Letter and, as applicable, as set forth in the Flow of Funds Agreement), and all reasonable and documented expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent), on or before the Funding Date. All such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Funding Date.

(f) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Cooley LLP, counsel to the Loan Parties, in a form reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Sufficiency of Facilities Amounts, Cash on Hand. (i) The Administrative Agent shall be satisfied that the amounts of the Facilities available to the Borrowers shall be sufficient to meet the ongoing financial needs of the Borrowers; and (ii) the Administrative Borrower shall hold no less than $8,000,000 of cash and Cash Equivalents as of the Funding Date, in each case (i) and (ii), after giving effect to the funding of the initial Loans on the Funding Date and the consummation of the transactions contemplated hereby.

(h) Borrowing Notices. The Administrative Agent shall have received, (a) in respect of the Term Loan to be made on the Funding Date, a completed Notice of Borrowing executed by the Administrative Borrower and otherwise complying with the requirements of Section 2.2, and (b) in respect of any Revolving Loans to be made on the Funding Date, a completed Notice of Borrowing executed by the Administrative Borrower and otherwise complying with the requirements of Section 2.5.

(i) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of the Administrative Borrower, substantially in the form of Exhibit D, certifying that each of the Loan Parties, after giving effect to the transactions contemplated hereby (including the making of the initial Extensions of Credit on the Funding Date), is Solvent.

(j) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate completed and delivered by the Administrative Borrower and dated as of a date not earlier than three days prior to the Closing Date.

5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(d) No Default. No Default or Event of Default shall have occurred as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the applicable Borrower as of the date of such extension of credit or Revolving Loan Conversion that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of the Borrowers shall, and, where applicable, shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Administrative Borrower, a copy of the audited consolidated and consolidating balance sheet of the Administrative Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young, LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Administrative Borrower, the unaudited consolidated and consolidating balance sheet of the Administrative Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Administrative Borrower provides a link thereto on the Administrative Borrower’s website on the Internet at the Administrative Borrower’s website address of www.jazzpharma.com (or such other website address as the Administrative Borrower may provide to Administrative Agent in writing from time to time); provided that the Administrative Borrower shall, upon request by Administrative Agent, deliver paper copies of such documents to Administrative Agent, in number sufficient for each Lender, until a written request to cease delivering paper copies is given by Administrative Agent.

6.2 Certificates; Reports; Other Information. Furnish (or, in the case of clause (a), use best efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (i), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii)(x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material patents, registered trademarks or registered copyrights issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrowers, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheets of the Administrative Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto);

(d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Administrative Borrower’s filings with the SEC);

(e) within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Administrative Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g) (i) so long as any Revolving Loans remain outstanding, not later than 15 days after the end of each month (and not later than three days after the end of each week at all times during the existence of a Liquidity Event) and at any other times reasonably requested by the Administrative Agent, and (ii) prior to any borrowing of Revolving Loans to the extent the following reports were not delivered with respect to the prior month or week, as applicable: (A) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (B) accounts receivable agings, aged by invoice date, (C) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (D) a deferred revenue schedule, and (E) reconciliations of accounts receivable agings (aged by invoice date), transactions reports and general ledger;

(h) not later than 15 days after the end of each month occurring during each fiscal year of the Borrowers, and at any other times requested by the Administrative Agent, a Liquidity Report;

(i) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.7, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request.

(j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. The Administrative Borrower shall deliver to the Administrative Agent transaction reports and schedules of collections, as provided in Section 6.2, on the Administrative Agent’s standard forms. If requested by the Administrative Agent, the Administrative Borrower shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, the Administrative Borrower shall deliver to the Administrative Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos;

(b) Disputes. The Administrative Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts which allege or involve an amount in excess of $100,000. The Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default, Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, the aggregate amount of aggregate Revolving Extensions of Credit then outstanding will not exceed the Available Revolving Commitments in effect at such time.

(c) Collection of Accounts. The Borrowers shall have the right to collect all Accounts unless and until a Liquidity Event has occurred and is continuing and the Administrative Agent has notified the Administrative Borrower under this Section. If a Liquidity Event has occurred and is continuing, the Borrowers shall hold all payments on, and proceeds of, their respective Accounts in trust for the Administrative Agent, and, if requested by the Administrative Agent, the Borrowers shall immediately deliver all such payments and proceeds to the Administrative Agent in their original form, duly endorsed and the Administrative Agent may, in its good faith business judgment, require that all proceeds of such Accounts be deposited by the Borrowers into one or more lockbox accounts, or such other “blocked accounts” as the Administrative Agent may specify, in each case pursuant to a blocked account agreement in such form as the Administrative Agent may specify in its good faith business judgment. Any such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.3(c) shall be applied by the Administrative Agent, (x) at any time during the existence of a Liquidity Event when no Default or Event of Default has occurred and is continuing, to the Revolving Loans then outstanding in accordance with Section 2.18(i), and (y) at any time during which a Default or an Event of Default has occurred and is continuing, as otherwise provided by the terms of this Agreement. To the extent that (A) any amount of such payments or collections remains after the application by the Administrative Agent thereof to the payment in full of the Revolving Loans then outstanding, (B) no Liquidity Event then exists, (C) no Event of Default then exists under Sections 8.1(a), (b), (f), (i) or (m), (D) such remaining amount is not otherwise required to be applied to the Obligations pursuant to any other Section of this Agreement, and (E) in any case where an Event of Default then exists solely under one or more clauses of Section 8.1 other than those listed in clause (C) of this Section 6.3(c), the Required Lenders have not otherwise requested that such remaining amount be applied to the Obligations then outstanding, then such remaining amount shall be returned by the Administrative Agent to the Administrative Borrower;

(d) Returns. Upon the request of the Administrative Agent, the Administrative Borrower shall promptly provide the Administrative Agent with an Inventory return history;

(e) Verification. The Administrative Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Borrower or the Administrative Agent or such other name as the Administrative Agent may choose;

(f) No Liability. The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of any Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

6.4 Intentionally Omitted.

6.5 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.6 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrowers) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.8 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.9 Notices. Give prompt written notice to each of the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) (i) any Asset Sale undertaken by any Group Member, (ii) any issuance by any Group Member of any Capital Stock, (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $100,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by such Group Member in connection therewith;

(f) any material change in accounting policies or financial reporting practices by any Loan Party;

(g) the occurrence of a Liquidity Event; and

(h) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.10 Environmental Laws.

(a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.11 Operating Accounts. Maintain such Borrower’s and its respective Subsidiaries’ primary depository and operating accounts and securities accounts with SVB and SVB’s Affiliates.

6.12 Audits. At reasonable times, on three (3) Business Day’s notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrowers’ expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than twice per year, unless an Event of Default has occurred and is continuing.

6.13 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new direct or indirect Material Domestic Subsidiary created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Domestic Subsidiary that is owned directly or indirectly by any such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Material Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, in a from reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Material First Tier Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material First Tier Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Material First Tier Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.14 Use of Proceeds. Use the proceeds of each Credit Extension only for the purposes set forth in Section 4.16.

6.15 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

6.16 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, no Borrower shall, nor, where applicable, shall any Borrower permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of the Borrowers specified below with respect to the four consecutive fiscal quarter period then ended, to be less than,

(i) 1.25 to 1.00 determined as at the last day of any fiscal quarter of the Borrowers ending on or prior to June 30, 2011, and

(ii) 1.50 to 1.00, determined as of the last day of any fiscal quarter of the Borrowers ending on or after September 30, 2011,

provided, however, that the Consolidated Fixed Charge Coverage Ratio to be tested on the last day of (A) the fiscal quarter ending September 30, 2010 shall be determined with reference to the fiscal quarter period then ended, on an annualized basis, (B) the fiscal quarter ending December 31, 2010 shall be determined with reference to the two consecutive fiscal quarter period then ended, on an annualized basis, (C) the fiscal quarter ending March 31, 2011 shall be determined with reference to the three consecutive fiscal quarter period then ended, on an annualized basis, and (D) any fiscal quarter ending thereafter shall be determined with reference to the four consecutive fiscal quarter period then ended.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, determined as of the last day of any fiscal quarter of the Borrowers specified below with respect to the four consecutive fiscal quarter period then ended, to be greater than,

(i) 2.00 to 1.00, with respect to any such fiscal quarter ending on or prior to June 30, 2011, and

(ii) 1.50 to 1.00, with respect to any such fiscal quarter ending on or after September 30, 2011.

(c) Minimum Liquidity. Permit Liquidity, determined at any time during any fiscal month of the Borrowers specified below, to be less than:

(i) $10,000,000 at any time during any month ending after September 30, 2010 and on or prior to March 31, 2011, and

(ii) $20,000,000 during any month thereafter.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary (which is not a Guarantor) to any other Subsidiary (which is not a Guarantor), or (iii) any Subsidiary (which is not a Guarantor) to the extent (A) such Indebtedness is incurred directly in connection with an Investment made by a Group Member in such Subsidiary, and (B) such Investment is made by such Group Member in accordance with the limitations contemplated by Section 7.7(e);

(c) Guarantee Obligations incurred in the ordinary course of business by the Administrative Borrower and its Subsidiaries of obligations of JPIC or any Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(f) Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $500,000;

(g) obligations (contingent or otherwise) of the Administrative Borrower or any of its Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.11 and not for purposes of speculation;

(h) unsecured Indebtedness of the Administrative Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $5,000,000 at any one time outstanding;

(i) Indebtedness of a Person (other than the Borrowers or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(j) the USAO Settlement Obligations and any Guarantee Obligations of the Borrowers in respect thereof;

(k) Indebtedness of the Administrative Borrower and its Subsidiaries in the form of insurance premium financing in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; and

(l) unsecured Indebtedness of the Administrative Borrower and its Subsidiaries in connection with any Approved Partnership and Collaboration Arrangement in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $5,000,000 at any one time outstanding; provided that the Net Cash Proceeds thereof are used directly in connection with activities contemplated by such Approved Partnership and Collaboration Arrangement.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Group Members in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Administrative Borrower and its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g) Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of, the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or licensor under any lease or license entered into by the Administrative Borrower or any of its Subsidiaries in the ordinary course of such Person’s business and covering only the assets so leased or licensed;

(j) judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k) Liens on insurance policies, return premiums and proceeds thereof securing Indebtedness permitted by Section 7.2(l);

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by the Administrative Borrower or its Subsidiaries, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(m) (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Specified Swap Obligations permitted by Section 7.2(g);

(n) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Borrowers or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or acquired by the Borrower or such Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(o) the replacement, extension or renewal of any Lien permitted by clauses (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(p) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of business;

(q) Liens consisting of (i) any option or other agreement to Dispose any asset of any Group Member, the Disposition of which is not prohibited by any other provision of this Agreement, or (ii) deposits or cash advances in favor of the seller or licensor of any property to be acquired or licensed by any Group Member in accordance with the terms and provisions of this Agreement; and

(r) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Administrative Borrower and all of its Subsidiaries) $2,500,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of any Borrower may be merged or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of any Borrower may Dispose of any or all of its assets (i) to a Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of JPIC or any Subsidiary of any Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the sale or issuance of the Capital Stock of JPIC or any Subsidiary of any Borrower to any Borrower or to any Wholly Owned Subsidiary Guarantor;

(e) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the non-exclusive licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(g) the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Subsidiary that is not a Guarantor to any other Group Member, and (iii) from any Loan Party to any Subsidiary that is not a Guarantor, in the aggregate not to exceed five percent (5%) of the Administrative Borrower’s consolidated total assets determined in accordance with GAAP (measured at the time of any such Investment);

(h) the transfer or license of Intellectual Property in connection with any Approved Partnership and Collaboration Arrangement; provided that if the aggregate amount of Net Cash Proceeds received in connection with any such transfer or license not constituting a Permitted IP License exceeds an amount equal to five percent (5%) of the Administrative Borrower’s consolidated total assets, determined in accordance with GAAP and measured at the time of any such transfer or license, such excess amount of such Net Cash Proceeds shall be used to prepay the Term Loans in accordance with Section 2.12(c);

(i) Dispositions of property subject to a Casualty Event;

(j) leases or subleases of Real Property;

(k) sales, transfers or other dispositions of any product line of the Administrative Borrower (other than Xyrem® or JZP-6 and other than in respect of any transfer or license of Intellectual Property made pursuant to Section 7.5(h)) that is in development at the time of such sale, transfer or other disposition, provided that (i) at the time of such sale, transfer or other disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) the Net Cash Proceeds received in connection with any such sale, transfer or other disposition are used to prepay the Term Loans in accordance with Section 2.12(d);

(l) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b);

(m) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) that the Administrative Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(n) Dispositions of other property having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of the Borrowers, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that the Net Cash Proceeds thereof are used to prepay the Term Loans in accordance with Section 2.12(e); and

(o) Dispositions constituting the grant of any Lien permitted by Section 7.3;

provided, however, that (x) any Disposition made pursuant to clauses (a), (b), (e), (f) (other than in respect of Investments permitted under Section 7.7(e)), (g)(iii), (h), (j), (k), (l) and (n) of this Section 7.5 shall be made in good faith on an arm’s length basis for fair value and (y) no more than 20% of the aggregate consideration received in connection with Dispositions undertaken pursuant to clauses (a), (b), (g)(iii), (j), (k), (l) and (n) of this Section 7.5 in any fiscal year of the Administrative Borrower shall constitute non-cash consideration.

7.6 Restricted Payments. Make any voluntary prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness that is expressly subordinated to the Loans and otherwise permitted by Section 7.2, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) any Subsidiary of any Group Member may make Restricted Payments to the Borrowers or any Wholly Owned Subsidiary Guarantor;

(b) the Borrowers may, (i) purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed (A) $2,000,000 during any fiscal year of the Borrower, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of such Borrower;

(c) each Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(d) (i) the Borrowers may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Interests deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof)

(e) each Borrower may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by such Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2; and

(f) the Borrowers and their Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (f) shall not exceed $2,000,000.

7.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (including OMI) (all of the foregoing, “Investments”), except:

(a) extensions of trade credit (including prepaid royalties) in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) intercompany Investments by (i) any Group Member in any Borrower, or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor or (ii) any Loan Party to any Subsidiary that is not a Loan Party; provided that the aggregate amount of all such Investments made pursuant to this clause (ii) in any fiscal year of the Administrative Borrower shall not to exceed an amount equal to five percent (5%) of the Administrative Borrower’s consolidated total assets determined in accordance with GAAP (measured at the time of any such Investment);

(f) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g) Investments received in settlement of amounts due to the Administrative Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to such Person as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Person;

(h) as long as no Event of Default has occurred and is continuing, Investments made in OMI by a Borrower solely to the extent reasonably necessary to enable OMI to satisfy its USAO Settlement Obligations;

(i) (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(j) in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does exceed $5,000,000 during any fiscal year of the Borrowers;

(k) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(l) the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(m) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions.

7.8 Optional Payments and Modifications of Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit (i) any Investments in OMI reasonably necessary to comply with the OMI Settlement Agreements, (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) the issuance of Capital Stock pursuant to any JPI Employee Equity Plan; (iv) reasonable compensation paid to officers and employees in their capacity as such; and (v) employment and severance arrangements entered into in the ordinary course of business between the Administrative Borrower or any of its Subsidiary and any employee thereof.

7.10 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.

7.11 Swap Agreements. Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Borrower to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Borrower.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers’ method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, and (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon Excluded Assets, and (ii) such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Administrative Borrower or any other Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially any Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, or (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (m), (n) and (p) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.16 Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.17 Matters Related to OMI. Undertake or commit to undertake any of the following actions, either directly or indirectly: (a) transfer any amount of money or assets to, or make any Restricted Payments to, or make any loan or advance to or other Investment in, OMI, except, in each case, to the extent reasonably necessary to enable OMI to satisfy its USAO Settlement Obligations and to the extent no Default or Event of Default then exists, or (b) permit OMI to acquire any assets, to engage in any activities or to incur any liabilities or obligations, except to the extent reasonably necessary to enable OMI to satisfy its USAO Settlement Obligations.

7.18 Amendments to Organizational Agreements and Material Contracts. No Loan Party shall (a) amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.3(c), clause (i) or (ii) of Section 6.6(a), Section 6.9(a), Section 6.11 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) There is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) (A) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents on any Collateral purported to be covered thereby and having a value in excess of $500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(B)(1) any Person shall seek to serve process to attach, by trustee or similar process, any funds of a Loan Party or of any other entity under the control of a Loan Party (including a Subsidiary) in excess of $100,000 on deposit with the Administrative Agent or any of its Affiliates, or (2) a notice of lien, levy, or assessment shall be filed against any of a Loan Party’s assets by a Governmental Authority, and any of the same under clauses (1) or (2) hereof shall not, within ten days after the occurrence thereof, be discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Loans or other extensions of credit shall be made hereunder during any such ten day cure period; or

(C)(1) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains or prevents a Loan Party from conducting any part of its business; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction; or

(m) a Material Adverse Effect occurs.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) with respect to any Borrower, above, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments and any obligation of the Issuing Lender to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents in accordance with Section 8.3. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers and the other Loan Parties shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Administrative Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19, 2.20 and 2.21), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Issuing Lender Fees and interest on the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of Obligations arising under any Specified Swap Agreement, ratably among the Qualified Counterparties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Administrative Borrower or as otherwise required by Law.

Subject to Section 3.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 8.2(b) as they occur.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other

Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers or any other Loan Party to do so, according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor, which shall be a bank with an office in the State of California, or an Affiliate of any such bank with an office in the State of California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (I) (i) amend or modify the application of prepayments set forth in Section 2.12(f) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders or (ii) amend or modify the application of prepayments set forth in Section 2.12(f) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Administrative Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Administrative Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Administrative Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Commitment of each such Minority Lender;

(ii) the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Administrative Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:	Jazz Pharmaceuticals
3180 Porter Drive
Palo Alto, CA 94304
Attention: Kathryn Falberg
Facsimile No.: (650) 496-3781

with a copy to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Gian-Michele a Marca, Esq.
Facsimile No.: (415) 693-2222

Administrative Agent:	Silicon Valley Bank
555 Mission Street
San Francisco, California 94105
Attention: Alexis Coyle
Facsimile No.: (415) 615-0076

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Administrative Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date, as applicable) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, a Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Kathryn Falberg, Senior Vice President and CFO of the Administrative Borrower (Telecopy No. (650) 496-3781), at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Administrative Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void).

(b) (i) Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(B) with respect to any proposed assignment of all or a portion of the Swingline Commitment, the Swingline Lender; and

(C) with respect to any proposed assignment of all or a portion of the L/C Commitment, the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if (1) such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) such assignment is of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility and the assignee is not a Lender with a Commitment in respect of the applicable Facility;

(C) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless each of the Administrative Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;

(D) no such assignment shall be made to a Defaulting Lender or any of its Subsidiaries;

(E) the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree;

(F) the parties to each assignment of all or a portion of any Term Commitment or Term Loans shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and

(G) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof pursuant to Section 10.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(v) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time, and the names and addresses of the L/C Lenders, and the L/C Commitments of, and principal amounts owing to, each L/C Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”). The entries in the Revolving Loan Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Revolving Loan Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender. The Revolving Loan Register shall be available for inspection by the Borrowers, the Issuing Lender, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Term Loan Register”). The entries in the Term Loan Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Term Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Term Loan Register information regarding the designation, and revocation of designation, of any Term Lender as a Defaulting Lender The Term Loan Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that each Participant shall be subject to the terms and provisions of Section 2.18(g) as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt by the Administrative Borrower of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any applicable Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Administrative Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Administrative Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Administrative Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c) WITHOUT INTENDING IN ANY WAY TO LIMIT THE BORROWERS’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, agrees that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the Administrative Borrower, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and each Borrower hereby submits to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the in the Northern District of the State of California for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. Each Borrower shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. Each Borrower agrees that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Administrative Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.14(b) below.

(b) At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, subject to an agreement to comply with the provisions of this Section, or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.16 Co-Borrower Matters; Appointment of Administrative Borrower.

(a) JPIC hereby appoints JPI, in its capacity as Administrative Borrower, as its agent for purposes of the giving and receiving of any notice, requesting any Loans and Letters of Credit, and negotiating and agreeing with the Administrative Agent and the Lenders any amendments to or waivers in respect of the terms and provisions of the Loan Documents. Any notice required by this Agreement or the other Loan Documents to be delivered to any Borrower shall be deemed to have been delivered to such Borrower upon delivery of such notice to the Administrative Borrower, and receipt of any notice by the Administrative Borrower shall constitute receipt of such notice by each Borrower. Any notice or consent to be delivered hereunder by any Borrower shall be deemed to have been delivered by such Borrower upon delivery thereof by the Administrative Borrower.

(b) All Loans, Letters of Credit and other amounts made available under this Agreement and the other Loan Documents to any Borrower shall be deemed to have been made to all Borrowers and each Borrower acknowledges and agrees that the Obligations are the joint and several obligations of each Borrower, and that neither Borrower shall be relieved under this Agreement or the other Loan Documents until and unless all of the Obligations have been satisfied in full in cash or otherwise fully satisfied to the Administrative Agent’s and each Lender’s satisfaction.

(c) Each Borrower hereby irrevocably and unconditionally accepts joint and several liability under this Agreement and each other Loan Document for the mutual benefit, directly and indirectly, of the other Borrower and, in consideration of the undertakings of the other Borrower, to accept joint and several liability for the Obligations of each Borrower hereunder and thereunder, it being the intention of the parties hereto that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be the joint and several Obligations of the Borrowers, without preferences or distinction among them. The Obligations of each Borrower under the Loan Documents constitute the full recourse obligations of each Borrower, enforceable against each such Borrower to the full extent of its properties and assets.

(d) The provisions of this Section are made for the benefit of the Administrative Agent and each Lender and their successors and assigns, and may be enforced by it or them from time to time against each Borrower or any Borrower as often as occasion therefor may arise and without requirement on the part of either Borrower first to marshall any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to such Borrower against the other Borrower or to look to any other source or means of obtaining payment of any of the Obligations under this Agreement and the other Loan Documents, or to elect any other remedy. If at any time, any payment or any part thereof, made in respect of either Borrower’s obligations under this Agreement or any other Loan Documents is rescinded or must otherwise by restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of such Borrower, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(e) The Administrative Agent or the Lenders may file a separate action or actions against either or both Borrowers to enforce the Obligations, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that the Administrative Agent, the Lenders, each Borrower and/or any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents (other than, with respect to the Borrowers, to the extent the consent of the Borrowers is specifically required by any Loan Documents). As to a Borrower, the enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though any or all Obligations, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against the other Borrower or any other Person and whether or not the other Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its Obligations under the Loan Documents now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Borrower or any other Person with respect to the Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iii) the cessation for any cause whatsoever of the liability of the other Borrower or any other Person (other than by reason of the full and final payment and performance of all Obligations), (iv) any failure by the Administrative Agent or the Lenders to marshal assets in favor of any Person, (v) any act or omission of the Administrative Agent or the Lenders or others that directly or indirectly results in or aids the discharge or release of the other Borrower or of any other Person or of any of the Obligations or any other security or guaranty therefor by operation of law or otherwise, (vi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (vii) any failure by the Administrative Agent or the Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (viii) the election by the Administrative Agent or the Lenders, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (ix) any extension of credit or the grant of any lien under Section 363 of the Bankruptcy Code, except to the extent otherwise provided in this Agreement, (xi) any use of cash collateral under Section 363 of the Bankruptcy Code, (xi) any agreement or stipulation with respect to the provision of adequate protection in any Insolvency Proceeding of any Person, (xii) the avoidance of any lien or security interest in favor of the Administrative Agent or the Lenders securing the Obligations for any reason, or (xiii) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding.

(f) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, with respect to the Obligations, each Borrower hereby waives with respect to the other Borrower and its successors and assigns (including any surety) and any other Person any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff, to any other rights and defenses available to it by reason of California Civil Code Sections 2787 through 2855, 2899 and 3433, or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of them may have or hereafter acquire against the other Borrower or any other Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement or any other Loan Document to which it is a party, until the Obligations are paid and performed in full. Each Borrower agrees that it shall not have or assert any such rights against the other Borrower or the other Borrower’s successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against such Borrower by the other Borrower (as borrower or in any other capacity) or any other Person until all the Obligations are paid and performed in full. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect any Borrower’s liability under this Agreement or any other Loan Document to which it is a party, or the enforceability hereof or thereof.

(g) Each Borrower represents, warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which each otherwise may have against the other Borrower, against the Administrative Agent or the Lenders or others, or against any Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

(h) Each Borrower agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder, any payments made by it to the Administrative Agent or any Lender with respect to any of the aforementioned Obligations or any Collateral security therefor until such time as all Obligations owing to each Lender by each Borrower have been indefeasibly paid in full in cash. Any claim which any Borrower may have against the other Borrower with respect to any payment to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents to which it is a party are hereby expressly made subordinate and junior in right of payment, to the prior indefeasible performance and payment in full in cash of the Obligations.

10.17 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrowers hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrowers hereby irrevocably authorizes the Administrative Agent to debit any deposit account of any Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.17 shall be deemed a set-off.

10.18 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act. Each Borrower will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

JAZZ PHARMACEUTICALS, INC.
As a Borrower

By:	/s/ Kathryn E. Falberg
Name:	Kathryn E. Falberg
Title:	Sr. Vice President and Chief Financial Officer

JPI COMMERCIAL, LLC
As a Borrower

By:	/s/ Kathryn E. Falberg
Name:	Kathryn E. Falberg
Title:	Manager and Chief Financial Officer

Signature Page 1 to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK
As Administrative Agent

By:	/s/ Alexis Coyle
Name:	Alexis Coyle
Title:	Director

Signature Page 2 to Credit Agreement

LENDERS:

SILICON VALLEY BANK as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Robert Hartinger
Name:	Robert Hartinger
Title:	Managing Director

Signature Page 3 to Credit Agreement